ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION
                               ON FEBRUARY 1, 2000
                                                    REGISTRATION NO. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 PROXYMED, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             FLORIDA                                      65-0202059
---------------------------------                    -------------------
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)


                                                        HAROLD S. BLUE
                                                           CHAIRMAN
                                                         PROXYMED, INC.
     2555 DAVIE ROAD, SUITE 110                    2555 DAVIE ROAD, SUITE 110
   FORT LAUDERDALE, FLORIDA 33317                FORT LAUDERDALE, FLORIDA 33317
           (954) 473-1001                                (954) 473-1001
  -------------------------------            -----------------------------------
   (Address, including zip code,             (Name, address, including zip code,
  and telephone number, including                   and telephone number,
    area code, of registrant's                       including area code,
   principal executive offices)                      of agent for service)

                                -----------------
                          COPIES OF COMMUNICATIONS TO:

        FRANK M. PUTHOFF, ESQ.                      SPENCER G. FELDMAN, ESQ.
    EXECUTIVE VICE PRESIDENT AND                       GREENBERG TRAURIG
        CHIEF LEGAL OFFICER                             METLIFE BUILDING
           PROXYMED, INC.                         200 PARK AVENUE, 15TH FLOOR
     2555 DAVIE ROAD, SUITE 110                     NEW YORK, NEW YORK 10166
   FORT LAUDERDALE, FLORIDA 33317                        (212) 801-9200
          (954) 473-1001

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.

                               ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED           BE REGISTERED (1)          SHARE(2)               PRICE(2)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value).....          4,589,043 shares             $8.63               $39,580,495           $ 10,449.25
====================================================================================================================================

(1) Shares of common stock that may be offered pursuant to this Registration Statement consist of 3,764,043 shares issuable upon conversion of and as dividends upon 15,000 shares of Series B Convertible Preferred Stock and 800,000 shares issuable upon exercise of certain warrants. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (i) 3,764,043 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, determined as if the Series B Convertible Preferred Stock were converted in full at the conversion price (as defined) of $8.02 as of January 31, 2000; plus (ii) 800,000 shares, representing 100% of the number of shares of common stock issuable upon exercise of the warrants issued in connection with the Series B Convertible Preferred Stock (without regard to any limitations on exercise) as of January 31, 2000 plus (iii) 25,000 shares of common stock issuable upon exercise of the warrant issued to Transamerica Business Credit Corporation.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based on the closing price for the common stock on January 31, 2000 as reported by the Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell the securities offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2000

                                   PROSPECTUS

                                4,589,043 SHARES

                              [PROXYMED, INC. LOGO]

                                  COMMON STOCK

                                 ---------------


         This prospectus relates to 4,589,043 shares of common stock of ProxyMed, Inc. which may be sold from time to time by the selling shareholders listed on page 18, or their transferees, pledgees, donees or successors.

         The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares, or through any other means described in the section entitled "Plan of Distribution" beginning on page 28. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

         The selling shareholders are selling these shares for their own accounts. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

         Our common stock is traded on the Nasdaq National Market under the symbol "PILL."

                                     -------

         INVESTING IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                    ---------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------



                The date of this prospectus is February ___, 2000

                                 PROXYMED, INC.

         No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About ProxyMed...........................................................     3

Risk Factors.............................................................     6

Where You Can Find More Information......................................    15

Forward-Looking Information..............................................    16

Use of Proceeds..........................................................    16

Selling Shareholders.....................................................    17

Description of Securities................................................    20

Plan of Distribution.....................................................    28

Legal Opinion ...........................................................    30

Experts..................................................................    30

                                 ABOUT PROXYMED

IN GENERAL

         ProxyMed, Inc. is an e-commerce healthcare information services company operating in three primary business segments:

         o healthcare electronic transaction processing services and communication devices,

         o        network engineering services and

         o        prescription drug dispensing.

HEALTHCARE ELECTRONIC TRANSACTION PROCESSING SERVICES AND COMMUNICATION DEVICES

         We provide healthcare electronic transaction processing services and related software products to physicians, independent physician associations, insurance companies, managed care organizations, pharmacies, commercial and hospital laboratories and nursing homes. Our electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, we have developed and operate ProxyNet,(R) our proprietary national electronic healthcare information network, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest lists of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

         The healthcare industry generates billions of financial and clinical transactions each year, including prescription orders, refill authorizations, lab orders and results, radiology orders and results, medical insurance claims, insurance eligibility inquiries, encounter notifications, and referral requests and authorizations. We believe that the healthcare industry lags behind many other transaction-intensive industries, such as the travel, securities and banking industries, in the number of transactions processed electronically, with the vast majority of healthcare transactions being performed manually and on paper. For physicians, payers, labs and pharmacies to meet the financial and clinical demands of an evolving managed care system, we believe that participants in the healthcare system will need to process many of these types of transactions electronically. Due to the number of participants, lack of standards and complexity of establishing reliable and secure communication networks, the healthcare industry needs companies such as ProxyMed, with its secure, proprietary systems, to facilitate the processing of these transactions.

         Physicians control most healthcare decisions and are a central point for patient-related financial and clinical transactions generated each year. Because of our broad range of both financial and clinical transaction capabilities, we are positioned to provide "one-stop shopping" for all of a physician's electronic transaction processing needs. ProxyMed's goal is to become the nation's leading provider of physician office connectivity and transaction processing services.

To gain access to the greatest number of physicians, we utilize the following sales and distribution channels for our healthcare electronic transaction processing and communication devices segment:

       DISTRIBUTION CHANNEL                                 FOCUS
       --------------------                                 -----
ProxyMed Software               ProxyMed has a direct sales force that serves physicians, payers,
and Communication               pharmacies and labs. ProxyMed licenses its proprietary software
Devices - Direct Sales          products for use on physician desktops for access to ProxyNet, transaction creation and communication between healthcare participants.

Electronic Commerce             ProxyMed has established its electronic commerce partner program to
Partners                        work with the nation's leading providers of physician desktop software, so that they may enable their existing applications to communicate through ProxyNet to payers, pharmacies and labs.

Gateway Agreements              ProxyMed connects other electronic transaction processing networks to
                                ProxyNet so that the participants on both networks can communicate with each other.

proxyMed.com                    ProxyMed is establishing itself as a provider of financial and clinical electronic transaction processing services through the world wide web, which may be accessed by any physician with an internet connection.

         Physicians and nursing homes, which we describe as "front-end" customers, pay recurring network access and database subscription fees, as well as software license, purchase and service fees for our desktop equipment, software and communication devices. Payers, laboratories and pharmacies, which we describe as "back-end" customers, pay for transaction processing services on a per transaction basis.

NETWORK ENGINEERING SERVICES

         We provide client-server software development services, internet access services and commercial software packages to public and private sector organizations. We also sell and support a variety of systems integration products and services from major network equipment manufacturers in a variety of technological niches, including hubs, routers, switches, remote access devices, servers, storage devices and network operating systems. This division is a full service internet access provider with network facilities in Tallahassee, Tampa and Fort Myers, Florida. We purchase computer hardware products for resale from a variety of suppliers and are not dependent upon any one supplier.

PRESCRIPTION DRUG DISPENSING

         Our wholly-owned subsidiary, ProxyCare, Inc., is a pharmacy business which dispenses and delivers unit dose oral prescription drugs to patients residing in long-term care facilities, primarily in assisted care living facilities in South Florida. Prescriptions are delivered monthly to such facilities utilizing a variety of packaging systems, including "Medicine-On-Time," which permits the dispensing of multiple prescriptions to nursing home patients. We have considered from time to time selling this subsidiary, but have no current agreements or understandings in this regard.

                                    *   *   *


         Our principal executive offices are located at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317-7424, and our telephone number is
(954) 473-1001.

                                  RISK FACTORS

         In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating ProxyMed and our business before purchasing the common stock offered by this prospectus:

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED LOSSES IN THE PAST AND WE EXPECT LOSSES IN THE FUTURE WHICH COULD HAVE A DETRIMENTAL EFFECT ON THE MARKET PRICE OF OUR STOCK

         We have incurred substantial losses, including losses of $11,788,000, $18,517,000 and $2,854,000 for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. The fiscal 1998 and 1997 losses included charges for acquired in-process research and development technology totaling $743,000 and $8,467,000, respectively, resulting from the acquisitions of Hayes Computer Systems and Clinical MicroSystems. As of September 30, 1999, we had an accumulated deficit of $55,531,000. We expect to continue to incur substantial losses for the foreseeable future. We can give no assurance that we will ever achieve profitable operations. This could have a detrimental effect on the market price of our stock.

WE DEPEND ON CONNECTIONS TO INSURANCE COMPANIES AND OTHER PAYERS, AND IF WE LOSE THESE CONNECTIONS, OUR SERVICE OFFERINGS WOULD BE LIMITED AND LESS DESIRABLE TO HEALTHCARE PARTICIPANTS

         Our business is enhanced by the substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, laboratories and pharmacies, to which we have electronic connections. These connections may either be made directly or through a clearinghouse. We have attempted to enter into suitable contractual relationships to ensure long-term payer connectivity; however, we cannot assure that we will be able to maintain our links with all these payers. In addition, we cannot assure that we will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing us and other third-party processors. Our failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause our electronic transaction processing system to be less desirable to healthcare participants, which would slow down or reduce the number of transactions that we process and for which we are paid.

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES COULD RESULT IN OUR PRODUCTS BECOMING OBSOLETE OR NO LONGER IN DEMAND

         Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced internet-based services characterize the market for our products and services. Our success will depend upon our ability to enhance our existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. We cannot assure that we will be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure that other companies will not develop competitive products or services, or that any such competitive products or services will not cause our products and services to become obsolete or no longer in demand.

THE ACCEPTANCE OF ELECTRONIC TRANSACTION PROCESSING IN THE HEALTHCARE INDUSTRY IS STILL IN ITS EARLY STAGES; THUS, THE FUTURE OF OUR BUSINESS, INCLUDING OUR NEW INTERNET-BASED APPLICATIONS, IS UNCERTAIN

         Our strategy anticipates that electronic processing of healthcare transactions, including transactions involving clinical as well as financial information, will become more widespread and that providers and third-party payers increasingly will use electronic transaction processing networks for the processing and transmission of data. Electronic transmission of healthcare transactions (and, in particular, the use of the internet to transmit them) is still developing, and complexities in the nature and types of transactions which must be processed have hindered, to some degree, the development and acceptance of electronic transaction processing in this industry. We cannot assure that continued conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary physician management systems or the internet, will occur. The internet may prove not to be a viable commercial marketplace for a number of reasons, including:

         o inadequate development of the necessary infrastructure for communication speed, access and server reliability,

         o        security and confidentiality concerns,

         o lack of development of complementary products, such as high-speed modems and high-speed communication lines,

         o        implementation of competing technologies,

         o delays in the development or adoption of new standards and protocols required to handle increased levels of internet activity, and

         o        possible governmental regulation.

         Growth in the demand for our new internet applications and services depends on the adoption of internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems that may be unable to benefit from our new internet-based platform. Customers using legacy and client-server systems may refuse to adopt our new internet-based systems when they have made a substantial investment in hardware, software and training for older systems.

IF ELECTRONIC TRANSACTION PROCESSING PENETRATES THE HEALTHCARE INDUSTRY, WE MAY FACE PRESSURE TO REDUCE OUR PRICES WHICH POTENTIALLY MAY LEAD TO FURTHER LOSSES

         If electronic transaction processing extensively penetrates the healthcare market or becomes highly standardized, it is possible that competition among electronic transaction processors will focus increasingly on pricing. This competition may put intense pressure on us to reduce our pricing in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative service offerings with higher prices, we will continue to incur net losses.

PROPOSED HEALTHCARE LEGISLATION AND CHANGES TO EXISTING LAWS COULD CAUSE AN EROSION OF OUR CURRENT COMPETITIVE STRENGTHS

         Our customers are subject to extensive and frequently changing federal and state healthcare laws and regulations. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Potential reform legislation may include:

         o        mandated basic healthcare benefits,

         o controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement,

         o        the creation of large insurance purchasing groups, and

         o        fundamental changes to the healthcare delivery system.

         The federal Health Insurance Portability and Accountability Act of 1996, known as HIPAA for short, mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions. HIPAA specifically designates clearinghouses (including us and other financial network operators) as the compliance facilitators for healthcare providers and payers. Clearinghouses are given the freedom to utilize non-standard transactions and convert them to the mandated standards on behalf of their customers. We intend to comply with the mandated standards as soon as practicable after they have been adopted. Due to mandated standards, however, there is a possibility that it will be easier for competitors to offer electronic transaction processing services similar to ours, which would make our competitive strength of accepting financial transactions in multiple formats less of a differentiating factor for our customers.

         We anticipate Congress and some state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties as to these reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

BECAUSE WE ARE SMALLER AND HAVE FEWER FINANCIAL RESOURCES THAN MANY OF OUR COMPETITORS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE VERY COMPETITIVE HEALTHCARE ELECTRONIC TRANSACTION PROCESSING INDUSTRY

         We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies have targeted this industry for growth, including the development of new technologies utilizing internet-based systems. We cannot assure that we will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

         We also believe that most physicians will ultimately subscribe to only one electronic transaction processing service provider. Consequently, it is our belief that the key to competitive success will be our ability to control physicians' desktops by offering a comprehensive set of electronic financial and clinical transactions and locking in the physicians to mutually beneficial long-term agreements. However, we cannot assure that we will win this race to provide "one-stop shopping," or that this belief about physicians' preference for "one-stop shopping" will prove correct. Due to advances in technology, changes in attitudes and other factors, physicians may ultimately prefer to use multiple electronic transaction processing services and may elect to change their electronic transaction processing services frequently rather than settling long-term for one provider.

WE HAVE IMPORTANT BUSINESS RELATIONSHIPS WITH OTHER COMPANIES TO MARKET AND SELL SOME OF OUR CLINICAL PRODUCTS AND SERVICES WHICH HAVE NOT RESULTED IN SIGNIFICANT SALES YET AND IF THESE COMPANIES ARE UNSUCCESSFUL, WE WILL NEED TO ADD THIS EMPHASIS INTERNALLY, WHICH MAY DIVERT OUR EFFORTS AND RESOURCES FROM OTHER PROJECTS

         For the marketing and sale of some of our clinical products and services, we entered into important business relationships with other companies, through our electronic commerce partner program with physician office management information system vendors and electronic medical record vendors and through other agreements. These important business relationships, which have required and will continue to require significant commitments of effort and resources, have yet to generate substantial recurring revenue, and we cannot assure that they will ever generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis, and we cannot assure that our electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than we do, will not develop and market products and services in competition with us in the future or will not otherwise discontinue their relationship with us. Also, our arrangements with some of our partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of our important business relationships will depend in part upon our partners' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing our products, we will need to place added emphasis on these aspects of our business internally, which may divert our planned efforts and resources from other projects.

WE DEPEND ON GOVERNMENT SALES CONTRACTS WITH THE STATE OF FLORIDA FOR A LARGE PART OF OUR TOTAL SALES BUT THESE CONTRACTS MAY BE CANCELLED AT ANY TIME

         In fiscal 1998, approximately 87% of our network engineering revenues were to agencies and departments of the State of Florida, and these revenues represented approximately 32% of total revenues for fiscal 1998. The State of Florida typically awards contracts on an annual fiscal-year basis with early cancellation rights, and renewal of these contracts will depend on many factors outside our control, including competitive factors, changes in government personnel making contract decisions and political factors. Although we are not aware of any decision by the state to discontinue doing business with us, the loss or non-renewal of these government contracts would likely cause our revenues to decline significantly.

OUR CLINICAL TRANSACTION PRODUCTS AND SERVICES HAVE YET TO BE TESTED ON A LARGE SCALE AND COULD FAIL UNDER A HEAVY CUSTOMER LOAD

         The quality of our clinical transaction products and services is important to our business. Although we have completed the development of most of our clinical transaction products and services and our electronic transaction processing network, which we believe efficiently perform the principal functions for which they have been designed, our clinical transaction products and services and the network are currently being utilized only by a limited number of customers for these transactions. We cannot assure that, upon widespread commercial use of our clinical transaction products and services, they will satisfactorily perform all of the functions for which we have designed them or that unanticipated technical or other errors will not occur which would result in increased costs or material delays. Any of these errors could delay our plans, result in harmful publicity or cause us to incur substantial remedial costs.

COMPUTER NETWORK SYSTEMS LIKE OURS COULD SUFFER SECURITY AND PRIVACY BREACHES THAT COULD HARM OUR CUSTOMERS AND US

         We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of network security measures, such as limiting physical and network access to routers, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant security breach could result in loss of customers, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses.

WE DEPEND ON UNINTERRUPTED COMPUTER ACCESS FOR OUR CUSTOMERS; ANY PROLONGED INTERRUPTIONS IN OUR OPERATIONS COULD CAUSE OUR CUSTOMERS TO SEEK ALTERNATIVE PROVIDERS OF OUR SERVICES

         Our success is dependent on our ability to deliver high-quality, uninterrupted computer networking and hosting, requiring us to protect our computer equipment and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Although we plan to develop back-up site capability and have a program to manage technology to reduce risks in the event of a disaster, including periodic "back-ups" of our computer programs and data, any damage or failure resulting in prolonged interruptions in our operations could cause our customers to seek alternative providers of our services. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to suffer. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

OUR PRODUCTS EMPLOY PROPRIETARY INFORMATION AND TECHNOLOGY WHICH MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

         In large part, our success is dependent on our proprietary information and technology. We rely on a combination of contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information and technology. We have federal trademark registrations for ClinScan, ProxyCare, ProxyNet, ProxyScript and RxReceive and have filed a trademark application for PreScribe, which is currently pending approval. We have no patents. We have filed copyright registrations for 12 of our software products. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our software, databases, documentation and other proprietary information. We cannot assure that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although we believe our products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, we and other software developers may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us.

BECAUSE AN ERROR BY ANY PARTY IN THE PROCESS OF PRESCRIBING DRUGS AND FILLING PRESCRIPTIONS COULD RESULT IN SUBSTANTIAL INJURY TO A PATIENT, OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION

         Our business exposes us to potential liability risks that are unavoidably part of being in the healthcare electronic transaction processing industry. Many of our products and services relate to prescribing drugs and filling prescriptions, and an error by any party in the process could result in substantial injury to a patient. As a result, our liability risks are significant. We cannot assure that our insurance will be sufficient to cover potential claims arising out of our current or proposed operations, or that our present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have significant adverse financial consequences. Our inability to obtain insurance of the type and in the amounts we require could generally impair our ability to market our products and services.

WE MAY NOT BE ABLE TO RETAIN KEY PERSONNEL OR REPLACE THEM IF THEY LEAVE

         Our success is largely dependent on the personal efforts of Harold S. Blue, our Chairman, John B. Okkerse, Jr., Ph.D., our Chief Executive Officer, John Paul Guinan, President of our internet division, and Danny Hayes, President of our network engineering division. Although we have entered into employment agreements with these and a few other senior executives, the loss of any of their services could cause our business to suffer. We have obtained for our benefit "key person" insurance on the lives of Messrs. Blue and Guinan in the amount of $1,000,000. Our success is also dependent upon our ability to hire and retain qualified marketing, operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense, and we cannot assure that we will be able to hire or retain the personnel necessary for our planned operations.

OUR MANAGEMENT AND BELLINGHAM OWN A SUBSTANTIAL AMOUNT OF OUR STOCK AND ARE CAPABLE OF INFLUENCING OUR AFFAIRS

         As of the date of this prospectus, our officers and directors beneficially own approximately 15.0% of our outstanding common stock, and Bellingham Industries Inc., an offshore investment fund, beneficially owns approximately 32.2% of our outstanding common stock. As a result, these shareholders substantially influence our management and affairs and, if acting together, control most matters requiring the approval of our shareholders including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transactions. This concentration of ownership may delay or prevent a change of control at a premium price.

OUR CORPORATE CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK WHICH, IF ISSUED, MAY INHIBIT A TAKEOVER AT A PREMIUM PRICE THAT MAY BE BENEFICIAL TO OUR SHAREHOLDERS

         Our Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as our Board of Directors may determine from time to time. Of these preferred shares, 15,000 shares are outstanding as of the date of this prospectus. Without shareholder approval, our Board of Directors is empowered to issue shares of our preferred stock with dividend, liquidation, conversion, voting and other rights that could lessen the value, voting power or other rights of holders of common stock. Issuance of shares of our preferred stock could be utilized, under some circumstances, as a method of discouraging, delaying or preventing a change of control of this company at a premium price which would be beneficial to our shareholders. Although we have no present intention to issue any additional shares of our preferred stock, we cannot give assurances that we will not do so in the future.

INVESTORS SHOULD NOT ANTICIPATE RECEIVING CASH DIVIDENDS ON OUR COMMON STOCK

         We currently anticipate retaining all of our future earnings, if any, for use in the operation and expansion of our business, and do not plan to pay any cash dividends on shares of our common stock in the foreseeable future. The provisions of the Series B Preferred Stock prohibit the payment of dividends on our common stock unless we get the consent of the holders of two-thirds of the Series B Preferred Stock. Potential investors who anticipate a need for dividends should not invest in this stock.

OUR COMMON STOCK PRICE HAS FLUCTUATED CONSIDERABLY AND MAY NOT APPRECIATE IN
VALUE

         The market price of shares of our common stock has fluctuated substantially in recent years and is likely to fluctuate significantly from its current level. In 1998, for example, the closing market price of our shares ranged from a low of $5.25 per share to a high of $17.13 per share, and during 1999, our closing share price has ranged from a low of $9.50 per share to a high of $19.25 per share. Future announcements concerning our financial performance, the introduction of new products, services or technologies or changes in product pricing policies by us or our competitors or changes in earnings estimates by analysts, among other factors, could cause the market price of our common stock to fluctuate substantially. Stock markets have experienced extreme price and volume volatility in the last year. This volatility has had a substantial effect on the market prices of securities of many public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may also cause declines in the market price of our common stock. Investors seeking short-term liquidity should be aware that we cannot assure that the stock price will appreciate in value or, as noted above, that cash dividends will be paid.

RISKS RELATED TO THE SERIES B CONVERTIBLE PREFERRED STOCK

THE CONVERSION OF THE SERIES B PREFERRED STOCK AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES BEING ISSUED IF THE MARKET PRICE OF OUR COMMON STOCK DECLINES

         The Series B Preferred Stock converts into common stock at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $21.26. As a result, the lower the price of our common stock at the time the holder converts, the greater the number of shares of common stock the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 26 under "Description of Securities."

         To the extent the Series B Preferred Stock is converted or dividends on the Series B Preferred Stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock due to the additional supply of shares relative to demand in the market. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the Series B Preferred Stock, sales of which could further depress the price of our common stock.

         If the sale of a large amount of shares of our common stock upon conversion of, or the payment of dividends in lieu of cash on, the Series B Preferred Stock results in a decline in the price of our common stock, this event could encourage short sales of our common stock. Short sales could place further downward pressure on the price of our common stock.

         The conversion of, and the payment of dividends in shares of common stock in lieu of cash on, the Series B Preferred Stock may result in substantial dilution to the interests of other holders of our common stock. Even though no selling shareholder may convert its Series B Preferred Stock into more than 4.99% of our then outstanding common stock (excluding for purposes of such determination shares of common stock issuable upon conversion of Series B Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

         At a conversion price of $8.02, the Series B Preferred Stock would be convertible into approximately 1,882,021 shares, representing approximately 9.3% of the common stock that would be outstanding following the conversion, based upon the common shares outstanding on January 31, 2000.

WE MAY ISSUE ADDITIONAL SHARES WHICH WOULD REDUCE YOUR OWNERSHIP PERCENTAGE AND DILUTE THE VALUE OF YOUR SHARES

         Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in ProxyMed. We may issue additional shares of common stock or preferred stock:

         o        to raise additional capital or finance acquisitions;

         o upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or

         o        in lieu of cash payment of dividends.

         As of January 31, 2000, there were outstanding convertible preferred shares (excluding the Series B Preferred Stock), warrants (including the warrants relating to the Series B Preferred Stock) and options to acquire up to approximately 4,243,637 additional shares of common stock at prices ranging from $3.17 to $14.50 per share. If converted or exercised, these securities will reduce your percentage ownership of common stock and could dilute the value of your shares. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of, or payment of dividends in lieu of cash on, the Series B Preferred Stock could increase substantially if the market price of our common stock decreases during the period the Series B Preferred Stock is outstanding.

         For example, the number of shares that we would be required to issue upon conversion of all 15,000 shares of Series B Preferred Stock as of January 31, 2000 would increase from 1,882,021 shares, based on the applicable conversion price of $8.02 per share as of January 31, 2000, to:

         o        2,509,362 shares if the applicable conversion price decreased
                  25%;

         o        3,764,043 shares if the applicable conversion price decreased
                  50%; or

         o        7,528,086 shares if the applicable conversion price decreased
                  75%;

         Although we are not obligated to issue more than 3,663,730 shares of common stock representing 19.99% of our outstanding common stock on December 23, 1999, the date of issuance of the Series B Preferred Stock, upon conversion or the payment of dividends in lieu of cash on the Series B Preferred Stock without obtaining shareholder approval, we are required to seek shareholder approval at the earlier of our next annual meeting or within 60 days after the last day of a five consecutive trading day period when the number of shares issued or issuable to holders of the Series B Preferred Stock on three of such five trading days exceeds 2,747,797 shares of common stock, representing 15% of our outstanding common stock as of December 23, 1999. This would occur if the stock closed at or below approximately $5.90 per share, subject to adjustment as provided in the agreements relating to the Series B Preferred Stock. If we obtain shareholder approval, there is no limit on the amount of shares that could be issued upon conversion or the payment of dividends in lieu of cash on the Series B Preferred Stock. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 26 under "Description of Securities."

WE MAY BE REQUIRED TO DELIST OUR SHARES FROM NASDAQ IF CERTAIN EVENTS OCCUR

         In accordance with NASD Rule 4460, which generally requires shareholder approval of any transaction that would result in the issuance of securities representing 20% or more of an issuer's outstanding listed securities, we are not obligated to issue shares of our common stock upon conversion or the payment of dividends on the Series B Preferred Stock in excess of 19.99% of the number of outstanding shares of common stock on December 23, 1999, the date of issuance of the Series B Preferred Stock. The terms of the Series B Preferred Stock also provide that we must obtain shareholder approval upon the occurrence of certain events as we described in the preceding risk factor. If we receive a notice from a holder of Series B Preferred Stock which would require us to convert such holder's Series B Preferred Stock into a number of shares of common stock which when added to all previous shares of common stock issued pursuant to the conversion of Series B Preferred Stock, would equal or exceed 20% of the number of shares of common stock then outstanding and we have not received shareholder approval of the Series B Preferred Stock, we will be required to either redeem all of the Series B Preferred Stock submitted for redemption or voluntarily delist our shares from Nasdaq within 5 business days of the notice of conversion referred to above. In that event, trading in our shares would likely decrease substantially, and the price of our common shares may decline.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1) Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendments No. 1 and 2;

         (2) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, as amended by Amendments No. 1 and 2, and for the quarters ended June 30, 1999 and September 30, 1999;

         (3) Our Current Report on Form 8-K dated December 23, 1999 (relating to the Private Placement);

         (4) Our Current Report on Form 8-K dated December 31, 1998 (relating to the Key Communications merger);

         (5) Our Current Report on Form 8-K dated May 19, 1998 (relating to the Integrated Medical Systems acquisition); and

         (6) Our definitive Proxy Statement, dated May 24, 1999, filed in connection with our 1998 Annual Meeting of Shareholders.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        ProxyMed, Inc.
                        2555 Davie Road, Suite 110
                        Fort Lauderdale, Florida  33317
                        Attn:   Frank M. Puthoff, Esq.
                                Executive Vice President and Chief Legal Officer
                        Tel: (954) 473-1001, ext. 300


                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information incorporated by reference, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors beginning on page 6 and others detailed from time to time in our periodic reports filed with the SEC.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by any of the selling shareholders.

         We will receive proceeds of $9,930,500 if all of the warrants relating to the Series B Preferred Stock (including the warrants issued to Transamerica Business Credit Corporation) are exercised. We intend to use any proceeds received from the exercise of warrants for general working capital purposes.

         We estimate that our expenses in connection with the filing of this registration statement will be approximately $35,000.

                              SELLING SHAREHOLDERS

GENERAL

         The shares of common stock being offered by the selling shareholders are issuable (1) upon conversion of the Series B Preferred Stock, (2) as dividends on the Series B Preferred Stock, or (3) upon exercise of warrants. For additional information about the Series B Preferred Stock, see "Description of Securities - Series B Preferred Stock." We are registering the shares in order to permit the selling shareholders to offer these shares for resale from time to time. Except for the ownership of the Series B Preferred Stock and the warrants, none of the selling shareholders, other than Transamerica Business Credit Corporation ("Transamerica"), has had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of common stock (based on its ownership of Series B Preferred Stock and related warrants) which would have been issuable to the selling shareholders on January 26, 2000 upon conversion of all Series B Preferred Stock and exercise of all warrants held by such selling shareholder on that date, without regard to any limitations on conversions or exercise. Our calculations of the number of shares of common stock into which the selling shareholders may convert the Series B Preferred Stock in the second column assumes a conversion price for the Series B Preferred Stock of $8.02, which represents 93% of the lowest closing trade price during the three consecutive trading days through and including January 31, 2000. Because conversion of the Series B Preferred Stock is based on a formula that depends on the market price of our common stock, the numbers listed in the second column, other than those for Transamerica, may fluctuate from time to time and the number of shares that will actually be issued may be more or less than the 4,589,043 shares being offered by this prospectus. The warrants are exercisable at a price of $12.05 per share ($11.62 in the case of Transamerica), subject to adjustment as provided in the warrant agreement. The third column lists, for each selling shareholder other than Transamerica, each selling shareholder's pro rata portion (based on its ownership of Series B Preferred Stock) of the 4,589,043 shares of common stock being offered by this prospectus.

(1) We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling shareholders and in order to adequately cover a reasonable increase in the number of shares required. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (i) 3,764,043 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Series B Preferred Stock (without regard to any limitation on conversion), determined as if the Series B Preferred Stock were converted in full at the conversion price of $8.02 as of January 31, 2000; plus (ii) 800,000 shares, representing 100% of the number of shares of common stock issuable upon exercise of the warrants relating to the Series B Preferred Stock (without regard to any limitations on exercise) as of January 31, 2000 plus (iii) 25,000 shares of common stock issuable upon exercise of the warrant issued to Transamerica. The fourth and fifth columns assume the sale of all of the shares offered by each selling shareholder.

         Under the Articles of Amendment of our Articles of Incorporation for the Series B Preferred Stock and under the terms of the warrants, no selling shareholder (other than Transamerica) can convert Series B Preferred Stock or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling shareholder's beneficial ownership of our common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of shares of Series B Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised, to exceed 4.99% of the outstanding shares of our common stock. The amounts in the second column do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

------------------------------------------------------------------------------------------------------------------
                                 COMMON SHARES        COMMON SHARES OFFERED     COMMON SHARES
NAME OF SELLING                BENEFICIALLY OWNED       BY THIS PROSPECTUS       OWNED AFTER       PERCENTAGE OF
SHAREHOLDER                    PRIOR TO OFFERING               (11)                OFFERING            CLASS
--------------------------- ------------------------- ----------------------- ------------------- ----------------
HFTP Investment L.L.C.(1)         357,603 (5)                608,539                  0                 0%
Fisher Capital Ltd.(2)            443,428 (6)                754,589                  0                 0%
Wingate Capital Ltd (2)           271,778 (7)                462,489                  0                 0%
Leonardo, L.P(3)                  894,007 (8)               1,521,348                 0                 0%
Royal Bank of Canada (4)          715,205 (9)               1,217,078                 0                 0%
Transamerica Business
Credit Corporation                 25,000(10)                 25,000                  0                 0%

-------------------------
(1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFPT, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(2) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(3) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of AG Super Fund International Partners, L.P., Leonardo, L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc. (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by the Angelo Gordon Entities. The ownership information for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo Gordon and each of the Angelo Gordon Entities disclaim beneficial ownership of the shares held by the other Angelo Gordon Entities. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Michael R. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of A.G. Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. Angelo Gordon is not a registered broker-dealer. Angelo Gordon, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(4) Royal Bank of Canada is not a registered broker-dealer. Royal Bankof Canada, however, controls and is therefore an affilate of two registered broker-dealers.

(5) Includes up to 250,936 shares of common stock issuable on January 31, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $8.02, and up to 106,667 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by HFTP Investment L.L.C.

(6) Includes up to 311,161 shares of common stock issuable on January 31, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $8.02, and up to 132,267 shares of common stock issuable upon exercise of the warrant issued in connection therewith held of record by Fisher Capital.

(7) Includes up to 190,712 shares of common stock issuable on January 31, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $8.02, and up to 81,066 shares of common stock issuable upon exercise of the warrant issued in connection therewith held of record by Wingate Capital.

(8) Includes up to 627,340 shares of common stock issuable on January 31, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $ 8.02, and up to 266,667 shares of common stock issuable upon exercise of the warrant issued in connection therewith held of record by Leonardo L.P.

(9) Includes up to 501,872 shares of common stock issuable on January 31, 2000, upon conversion of the Series B Preferred Shares at an assumed conversion price of $ 8.02, and up to 213,333 shares of common stock issuable upon exercise of the warrant issued in connection therewith held of record by Royal Bank of Canada.

(10) Represents shares of common stock issuable upon exercise of the warrant issued in connection with obtaining the consent of Transamerica Business Credit Corporation to the sale of the Series B Preferred Shares. See "Description of Securities -- Warrants to Purchase Common Stock."

(11) In accordance with the Registration Rights Agreement between us and these selling shareholders, the number of shares shown as offered by this prospectus represents 200% of the number of shares issuable upon conversion of the Series B Preferred Shares as described in notes (5) through (9), plus 800,000 shares issuable upon exercise of the warrants.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of ProxyMed consists of 50,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. At January 31, 2000, 18,447,723 shares of common stock were issued and outstanding, and 15,000 shares of preferred stock were issued and outstanding.

         Of the 18,447,723 shares of common stock outstanding on January 31, 2000, this amount does not include the 1,767,933 shares of common stock issuable upon exercise of currently outstanding warrants, and 2,475,704 shares of common stock reserved for issuance upon exercise of currently outstanding stock options.

         The descriptions below of the terms of the common stock, Series B Preferred Stock and the related warrants are summaries of the material terms only and do not purport to be complete. Such descriptions are subject to and qualified by the actual agreements relating to the Series B Preferred Stock, such warrants, our amended Articles of Incorporation and Bylaws, all of which have been filed with the SEC and are incorporated into this prospectus by reference, and by applicable law.

COMMON STOCK

         The issued and outstanding shares of common stock are, and the shares being offered by this prospectus will be, validly issued, fully paid and non-assessable. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for them at such times and in such amounts as the Board of Directors may from time to time determine. ProxyMed has not paid any dividends and does not expect to pay cash dividends on its common stock in the foreseeable future.

         All shares of common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

         The shares have no pre-emptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of ProxyMed, the holders of common stock are entitled to receive pro rata the assets of ProxyMed which are legally available for distribution to shareholders.

PREFERRED STOCK

         In addition to the Series B Convertible Preferred Stock, the Board of Directors of ProxyMed has the authority to issue 1,985,000 additional shares of preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders.

         The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of ProxyMed without further action by the shareholders. ProxyMed has no present plans to issue any additional shares of preferred stock.

SERIES B PREFERRED STOCK

         On December 23, 1999, we issued 15,000 shares of our Series B Convertible Preferred Stock, par value $.01 per share, and warrants to purchase 800,000 shares of our common stock in a private placement to institutional investors. The net proceeds of the offering, after expenses, were approximately $14,200,000. J.C. Bradford & Co. served as our placement agent for this transaction. The shares of Series B Preferred Stock are non-voting and carry a cumulative dividend at a rate of 6% per annum, payable quarterly or upon conversion or redemption, which may be paid in cash or common stock. The shares of Series B Preferred Stock mature on December 23, 2001, subject to extension in certain circumstances, at which time the Series B Preferred Stock will be redeemed or converted at our option. The conversion price of the Series B Preferred Stock at maturity is 95% of the average of the last closing trade price on the Nasdaq National Market of the common stock for the 30 consecutive trading days immediately preceding December 31, 2001. From the date of issuance of the Series B Preferred Stock through December 23, 2000, the holders may not convert any Series B Preferred Stock, except as described below. This restriction does not apply, or is limited, if certain events occur, including:

         o        during the period we trigger a mandatory conversion,

         o the delisting or suspension or the threatened delisting or suspension from trading of our common stock,

         o the occurrence or announcement of a Triggering Event or a Liquidity Default (as these terms are defined below),

         o the occurrence of a change of control or the announcement of a pending change of control,

         o        certain mergers, business combinations or asset sales by us,

         o the closing trade price of our common stock is less than $4.21 for any 10 out of 15 consecutive trading days,

         o after we issue convertible securities at a variable conversion price,

         o the failure of the SEC to declare this registration statement effective within the time periods provided for in the Registration Rights Agreement relating to the Series B Preferred Stock or our failure to keep this prospectus effective,

         o material uncured breaches by us of the agreements entered into relating to the Series B Preferred Stock,

         o our failure to get stockholder approval of the Series B Preferred Stock as required by such agreements,

         o with respect to any conversions at a conversion price of $21.26; as such price may be adjusted from time to time in accordance with the Articles of Amendment, or

         o with respect to an amount of Series B Preferred Stock equal to the consideration we receive from the issuance of equity securities.

         In addition, no holder may convert any Series B Preferred Stock exceeding the number of shares which, upon giving effect to such conversion, would cause the holder's beneficial ownership to exceed 4.99% of the common stock then outstanding (excluding any shares of common stock issuable upon conversion of shares of Series B Preferred Stock which have not been converted and upon the exercise of warrants which have not been exercised) or cause the common stock issued upon conversion to all holders of Series B Preferred Stock to exceed the maximum number of shares which we may issue without stockholder approval under the rules of the Nasdaq National Market.

         As used in the Articles of Amendment to the Articles of Incorporation of ProxyMed, a "Triggering Event" means one or more of the following:

         o we tell a holder of Series B Preferred Stock that we do not intend to comply with a proper request for conversion of the Series B Preferred Stock into common stock or do not complete such conversion within ten business days,

         o we cannot issue shares of common stock in response to a proper request for conversion because such issuance would breach our obligations under the rules of the Nasdaq National Market not to issue more than a certain number of shares of common stock without shareholder approval, or

         o we fail to make the required cash payments to holders of Series B Preferred Stock in a timely manner upon the occurrence of a Liquidity Default.

         If we receive a notice from a holder of Series B Preferred Stock which would require us to convert such holder's Series B Preferred Stock into a number of shares of common stock which when added to all previous shares of common stock issued pursuant to the conversion of Series B Preferred Stock, would equal or exceed 20% of the number of shares of common stock then outstanding and we have not received shareholder approval of the Series B Preferred Stock, we will be required to either redeem all of the Series B Preferred Stock submitted for redemption or voluntarily delist our shares from Nasdaq within 5 business days after the notice of conversion referred to above. If we decide or are required to redeem the Series B Preferred Stock pursuant to the preceding sentence, the redemption price will be the greater of (i) 125% of the sum of $1,000 plus all unpaid default interest plus dividends at a 6% rate through the date of redemption, or (ii) the product of the conversion rate then in effect (I.E., the number of shares of common stock into which a share of Series B Preferred Stock is then convertible) times the closing price on the Nasdaq National Market of our common stock on the trading day immediately preceding the date that we receive the notice of conversion referred to above.

         As used in the Articles of Amendment to the Articles of Incorporation of ProxyMed, a "Liquidity Default" means one or more of the following:

         o the failure of the SEC to declare this registration statement effective within the time periods provided for in the Registration Rights Agreement relating to the Series B Preferred Stock or our failure to keep this prospectus effective for the periods provided for in that agreement,.

         o        the delisting or suspension from trading of our common stock,

         o material uncured breaches by us of the agreements entered into relating to the Series B Preferred Stock,

         o our failure to get stockholder approval of the Series B Preferred Stock as required by such agreements, or certain mergers, business combinations or purchases of our stock by others.

         If we have a "Liquidity Default," we are required to pay a penalty for each day such Liquidity Default continues per share of Series B Preferred Stock equal to 1% of the sum of $1,000 plus all unpaid default interest plus dividends at a 6% rate through the date of computation for up to 15 days per 365 day period. If the Liquidity Default is as a result of the registration statement of which this prospectus forms a part not being declared effective within the required time period, then the penalty is a reduction of the maximum conversion price now set at $21.26 to the lesser of (i) the maximum conversion price in effect on the date which is 40 days after the effectiveness deadline referred to above, or (ii) the product of .6324 times the lowest closing price of our common stock during the period beginning on the date which is 10 days after the applicable effectiveness deadline and ending on the determination date (for any computation before the registration statement is declared effective) or the date that the registration statement was declared effective (for any date on or after such date).

         The number of shares of common stock to be issued upon conversion of a share of Series B Preferred Stock is determined by dividing the sum of $1,000, plus accrued and unpaid dividends, by the conversion price. Subject to certain limitations discussed below, at any time beginning 20 business days after the registration statement of which this prospectus forms a part has been declared effective and on or prior to December 23, 2000, we have the right to require conversion of any or all of the outstanding Series B Preferred Stock. In addition, we have agreed to require conversion of at least 30% of the Series B Preferred Stock by June 23, 2000 and at least 60% of the Series B Preferred Stock by September 23, 2000. Among the conditions to our ability to require conversion of the Series B Preferred Stock are the following:

         o a registration statement covering the resale of the common stock issued and issuable upon conversion of the Series B Preferred Stock, dividends on the Series B Preferred Stock and exercise of the related warrants is effective and has been effective for at least 10 business days,

         o the common stock has been listed on a national market or exchange since the Series B Preferred Stock was issued and no delisting or suspension is threatened,

         o from December 23, 1999 through the required conversion date, we have timely delivered shares of common stock upon conversion of the Series B Preferred Stock and exercise of the related warrants and we have not breached in any material respects the documents governing the investment in the Series B Preferred Stock and the warrants,

         o from December 23, 1999 through the required conversion date, there has not been a Triggering Event, a Liquidity Default or an announcement of either of these,

         o there has been no public announcement by us of a pending change of control or a sale of substantially all of our assets, and

         o we must give written notice to the holders of the Series B Preferred Stock of our election to require conversion of a certain number of shares of Series B Preferred Stock during the period beginning on the date after our notice and ending between 10 and 60 business days after the date following our notice.

         We also have the right, provided certain conditions are satisfied, to redeem any outstanding Series B Preferred Stock prior to December 23, 2000 for cash, in whole or in part, at 107% of par, plus accrued dividends.

         The conditions to our right to redeem Series B Preferred Stock include, among others:

         o a registration statement covering the resale of the shares issued or issuable upon conversion of the Series B Preferred Stock, dividends and exercise of the related warrants is effective and has been effective for at least 30 days,

         o we have not completed or announced a change of control or a sale of substantially all of our assets,

         o the common stock has been listed on a national market or exchange for at least 30 days prior to such redemption,

         o from December 23, 1999 through the redemption date, there has not been a Triggering Event or a Liquidity Default, and

         o from December 23, 1999 through the redemption date, we have timely delivered shares of common stock upon conversion of the Series B Preferred Stock and exercise of the related warrants and we have been in compliance in all material respects with and have not breached in any material respects the documents governing the investment in the Series B Preferred Stock and the warrants.

         We may pay dividends on the Series B Preferred Stock in cash or shares of our common stock. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on each share of Series B Preferred Stock will be equal to the quotient determined by dividing:

         (a) an amount equal to the product of: (.06)(N/365)($1,000), where N equals the number of days from the previous dividend date, or the issuance date if no dividend date has occurred, through the applicable date of determination, plus any unpaid default interest; by

         (b) the Applicable Daily Price (as defined below) as of the date that is two trading days immediately prior to the applicable dividend date.

         For purposes of this calculation, Applicable Daily Price is equal to 93% of the lowest closing price of our common stock during the three consecutive trading days ending on and including the date which is two trading days prior to the dividend payment date. For example, if the lowest closing price of our common stock during the three trading days ending on the second trading day prior to March 31, 2000 is $10.00 per share, we would be required to issue 1.75 shares of common stock per share of Series B Preferred Stock in lieu of a cash dividend of $16.27 per share of Series B Preferred Stock payable on March 31, 2000, calculated as follows:

                         (.06)(99/365)($1,000)      =   1.75
                         ---------------------
                              93% x $10.00

The number of shares payable to each holder of the Series B Preferred Stock would then be aggregated and rounded up or down to the nearest whole share.

         We will not have the right to pay dividends in shares of our common stock if a Triggering Event or a Liquidity Default has occurred and is continuing or with the passage of time would occur or the registration statement covering the shares of common stock underlying the Series B Preferred Stock is not effective and available for resale of all shares required to be registered.

         We intend to use the proceeds of this funding for working capital and other general corporate purposes, including acquisitions.

         The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 15,000 shares of Series B Preferred Stock outstanding at the applicable conversion price of $8.02 per share of common stock as of January 31, 2000, and the resulting percentage of our total shares of common stock outstanding after such conversion. The table also sets forth the results of such calculations assuming (i) increases of 25%, 50% and 75% in the applicable conversion price; (ii) decreases of 25%, 50% and 75% in the applicable conversion price; and (iii) the fixed conversion price of $21.26 which is the maximum permitted conversion price.

            ASSUMED                            NO. OF SHARES OF
          CONVERSION                            COMMON STOCK                 PERCENTAGE OF
        PRICE PER SHARE                         ISSUABLE UPON              OUTSTANDING COMMON
        OF COMMON STOCK                         CONVERSION(1)           STOCK AFTER CONVERSION(1)
        ---------------                         -------------           -------------------------
            $  8.02                               1,882,021                       9.3%
            $ 10.03             (+25%)            1,505,617                       7.5%
            $ 12.03             (+50%)            1,254,681                       6.4%
            $ 14.04             (+75%)            1,075,441                       5.5%
            $ 21.26             $21.26              710,074                       3.7%
             $ 6.02             (-25%)            2,509,362                      12.0%
             $ 4.01             (-50%)            3,764,043                      16.9%
             $ 2.01             (-75%)            7,528,086                      29.0%

-------------

(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion do not take into account up to 800,000 shares of common stock which may be issuable upon exercise of the warrants issued in connection with the sale of the Series B Preferred Stock.

WARRANTS TO PURCHASE COMMON STOCK

         In connection with the sale of our Series B Preferred Stock, we issued warrants to purchase up to 800,000 shares of common stock. The exercise price of these warrants is $12.05 per share. These warrants expire on December 23, 2002. The exercise price and number of shares that may be purchased upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events.

         In connection with obtaining the consent of Transamerica Business Credit Corporation to the sale of the Series B Preferred Stock, we issued to Transamerica a warrant to purchase 25,000 shares of our common stock. The warrants are exercisable at $11.62 per share, and are identical in all other material respects with the warrants issued in our private placement of Series B Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Under ProxyMed's Articles of Incorporation, there are approximately 25,000,000 unissued, unreserved shares of common stock and 1,985,000 shares of preferred stock available for future issuance without shareholder approval. The existence of authorized but unissued capital stock, together with the continued voting control of ProxyMed by officers and directors of ProxyMed and by Bellingham (see "Risk Factors--Our management and Bellingham own a substantial amount of our stock and are capable of influencing our affairs"), could have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of ProxyMed deemed undesirable by its Board of Directors.

         The State of Florida has enacted certain legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

NASDAQ NATIONAL MARKET

         ProxyMed's common stock is, and the shares being offered by this prospectus will be, traded in the Nasdaq National Market.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is North American Transfer Company, Freeport, New York.

                              PLAN OF DISTRIBUTION

         The selling shareholders (or, subject to applicable law, their pledges, donees, distributees, transferees or successors in interest) are offering shares of our common stock, which are issuable to them upon conversion of the Series B Preferred Stock, in lieu of cash dividends on the Series B Preferred Stock, and upon exercise of warrants that they acquired from us in a private placement transaction. This prospectus covers the selling shareholders' resale of up to 4,589,043 shares of our common stock that we may issue to them upon conversion of the Series B Preferred Stock, as payments of dividends thereon and upon exercise of the related warrants, as well as any additional shares that may become issuable upon conversion of the Series B Preferred Stock or exercise of the warrants because of stock splits, stock dividends and other specified transactions.

         In connection with our issuance to the selling shareholders of the Series B Preferred Stock and the related warrants, we subsequently filed a registration statement on Form S-3 with the SEC. That registration statement covers the resale of the common stock referred to above from time to time on the Nasdaq National Market or in privately-negotiated transactions. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective until this prospectus is no longer required for the selling shareholders to sell their shares of common stock, and to indemnify and hold the selling shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling shareholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.

         The selling shareholders may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling shareholders may also transfer, devise or give their shares by other means not described in this prospectus. As a result, pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock under this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling shareholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may sell shares of common stock from time to time in one or more transactions:

         o        at fixed prices that may be changed,

         o        at market prices prevailing at the time of sale, or

         o at prices related to such prevailing market prices or at negotiated prices.

         The selling shareholders may offer their shares of common stock in one or more of the following transactions:

         o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

         o        in the over-the-counter market,

         o        in privately-negotiated transactions,

         o        through options,

         o        by pledge to secure debts and other obligations,

         o        by a combination of the above methods of sale, or

         o        to cover short sales made pursuant to this prospectus.

         In effecting sales, broker or dealers engaged by the selling shareholders or affiliated with them may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder which purchased Series B Preferred Stock has advised us that it has purchased the Series B Preferred Stock and related warrants in the ordinary course of its business, and at the time the selling shareholder purchased the Series B Preferred Stock and related warrants, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

         Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholder or any other person.

                                  LEGAL OPINION

         Greenberg Traurig, LLP, New York, New York and Miami, Florida, will issue for us an opinion about the legality of the shares.

                                     EXPERTS

         The consolidated balance sheets of ProxyMed as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of ProxyMed for each of the three years in the period ended December 31, 1998, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on that firm's authority as experts in accounting and auditing.

         The balance sheets of Integrated Medical Systems as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows of Integrated Medical Services for each of the three years in the period ended December 31, 1997, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on that firm's authority as experts in accounting and auditing.

         The balance sheets of Key Communications as of April 30, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of McCauley, Nicolas & Company, LLC, independent accountants, given on that firm's authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                      TO BE PAID
                                                                        BY THE
                                                                      REGISTRANT
                                                                      ----------
        SEC registration fee....................................      $  10,449
        Accounting fees and expenses............................          5,000
        Legal fees and expenses.................................         15,000
        Miscellaneous expenses..................................          4,551
                                                                      ---------
                 Total..........................................      $  35,000
                                                                      =========


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of ProxyMed or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Article VII of ProxyMed's Restated Articles of Incorporation and
Article VII of ProxyMed's Bylaws provide for indemnification of the directors, officers, employees and agents of ProxyMed (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, ProxyMed has contractually agreed to indemnify its directors and officers to the fullest extent permitted under Florida law.

         ProxyMed's employment agreements with its principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

ITEM 16.      EXHIBITS

         The following exhibits are filed with this Registration Statement:

 EXHIBIT NO.                                   DESCRIPTION OF DOCUMENT
 -----------                                   -----------------------
    2.1         Stock Purchase Agreement, dated April 24, 1998, between ProxyMed, Inc. and WPJ, Inc. (1)
    2.2         Merger Agreement, dated as of December 30, 1998, between ProxyMed, Inc., ProxyMed Acquisition Corp.
                and Key Communications Service, Inc. (2)
    3.3         Articles of Amendment to Articles of Incorporation of ProxyMed, Inc. (3)
    4.1         Form of Warrant to Purchase Common Stock of ProxyMed, Inc., dated December 23, 1999, issued to certain investors. (3)
    4.2         Registration Rights Agreement, dated as of December 23, 1999, by and among ProxyMed, Inc. and the investors named therein. (3)
    5.1         Opinion of Greenberg Traurig, P.A.
   10.24        Securities Purchase Agreement, dated as of December 23, 1999, by and among ProxyMed, Inc. and the investors listed on the Schedule of Buyers attached thereto. (3)
   23.1         Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).
   23.2         Consent of PricewaterhouseCoopers LLP (ProxyMed).
   23.3         Consent of PricewaterhouseCoopers LLP (WPJ).
   23.4         Consent of McCauley, Nicolas & Company, LLC (Key).
    24.1        Power of Attorney (set forth on signature page of the Registration Statement).

--------------------

(1) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated May 19, 1998.

(2) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 31, 1998.

(3) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 23, 1999.

ITEM 17.      UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 1, 2000.

                                               PROXYMED, INC.

                                               By: /s/ HAROLD S. BLUE
                                                  ------------------------------
                                                       Harold S. Blue
                                                       Chairman of the Board

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold S. Blue, Bennett Marks and Frank
M. Puthoff, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                       TITLE                                             DATE
----------                                       -----                                             ----
/s/ HAROLD S. BLUE                               Chairman of the Board                       February 1, 2000
-------------------------------                  (principal executive officer)
Harold S. Blue

/s/ JOHN B. OKKERSE, JR., PH.D.                  Chief Executive Officer                     February 1, 2000
-------------------------------                  and Director
John B. Okkerse, Jr., Ph.D.

/s/ BENNETT MARKS                                Executive Vice President,                   February 1, 2000
-------------------------------                  Chief Financial
Bennett Marks                                    Officer and Director,
                                                 (principal financial
                                                 and accounting officer)

/s/ PETER A. A. SAUNDERS                         Director                                    February 1, 2000
-------------------------------
Peter A.A. Saunders

/s/ KEVIN E. MOLEY                               Director                                    February 1, 2000
-------------------------------
Kevin E. Moley

/s/ BERTRAM J. POLAN                             Director                                    February 1, 2000
-------------------------------
Bertram J. Polan

/s/ EUGENE R. TERRY                              Director                                    February 1, 2000
-------------------------------
Eugene R. Terry

                                INDEX TO EXHIBITS

 EXHIBIT NO.                                   DESCRIPTION OF DOCUMENT
 -----------                                   -----------------------
    2.1         Stock Purchase Agreement, dated April 24, 1998, between ProxyMed, Inc. and WPJ, Inc. (1)
    2.2         Merger Agreement, dated as of December 30, 1998, between ProxyMed, Inc., ProxyMed Acquisition Corp.
                and Key Communications Service, Inc. (2)
    3.3         Articles of Amendment to Articles of Corporation of ProxyMed, Inc. (3)
    4.1         Form of Warrant to Purchase Common Stock of ProxyMed, Inc., dated December 23, 1999, issued to certain investors. (3)
    4.2         Registration Rights Agreement, dated as of December 23, 1999, by and among ProxyMed, Inc. and the investors named therein. (3)
    5.1         Opinion of Greenberg Traurig, P.A.
   10.24        Securities Purchase Agreement, dated as of December 23, 1999, by and among ProxyMed, Inc. and the investors listed on the Schedule of Buyers attached thereto. (3)
   23.1         Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).
   23.2         Consent of PricewaterhouseCoopers LLP (ProxyMed).
   23.3         Consent of PricewaterhouseCoopers LLP (WPJ).
   23.4         Consent of McCauley, Nicolas & Company, LLC (Key).
   24.1         Power of Attorney (set forth on signature page of the Registration Statement).

--------------------

(1) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated May 19, 1998.

(2) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 31, 1998.

(3) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 23, 1999.